Exhibit 99

News Release

Contact:	Brian W. Wingard
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FIRST QUARTER EARNINGS FOR 2013

Clearfield, Pennsylvania – April 15, 2013

CNB Financial Corporation (“CNB”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the first quarter of 2013. Highlights include the following:

•	Announced the acquisition of FC Banc Corp. and its subsidiary, The Farmers Citizens Bank, headquartered in Bucyrus, Ohio, expected to close in the fourth quarter of 2013.

•	Net income of $4.3 million, or $0.34 per share, compared to net income of $4.3 million, or $0.35 per share, in the first quarter of 2012.

•

Excluding the effect of securities transactions described under non-interest income, pre-tax earnings for the first quarter of 2013 was $5.5 million, an increase of 8.7% over the equivalent pre-tax earnings of $5.1 million for the first quarter of 2012.

•	Annualized returns on average assets and equity of 0.96% and 11.76%, respectively, for the three months ended March 31, 2013.

•	Loans of $932.7 million at March 31, 2013, an increase of $72.7 million, or 8.5%, compared to March 31, 2012.

•	Deposits of $1.55 billion at March 31, 2013, an increase of $108.5 million, or 7.5%, compared to March 31, 2012.

•	Tangible book value per share of $10.80 per share as of March 31, 2013, an increase of 9.8% over tangible book value per share of $9.84 at March 31, 2012.

•	Total non-performing assets of $16.9 million, or 0.93% of total assets as of March 31, 2013.

Joseph B. Bower, Jr., President and CEO, commented, “We continue to be pleased with the growth in earning assets that occurred in the first quarter. This growth has helped to offset the effect of the contracting net interest margin. Also, increases in assets under management have resulted in improved non-interest income.”

Net Interest Income and Margin

During the three months ended March 31, 2013, net interest income increased $774 thousand, or 9.1%, compared to the three months ended March 31, 2012. Net interest margin on a fully tax equivalent basis was 3.41% for the three months ended March 31, 2013, compared to 3.47% for the three months ended March 31, 2012.

The yield on earnings assets decreased from 4.55% during the three months ended March 31, 2012 to 4.18% during the three months ended March 31, 2013 and CNB’s average earning assets increased from $1.55 billion to $1.69 billion, or 9.0%, resulting in a decrease in interest income of $120 thousand, or 0.7%. Due to growth in core deposits, interest-bearing liabilities have grown significantly during last twelve months. Interest-bearing deposits during the three months ended March 31, 2013 grew $110.6 million, or 8.7%, as compared to March 31, 2012. However, interest expense for the three months ended March 31, 2013 decreased by $894 thousand, or 21.6%, compared to the three months ended March 31, 2012, as a result of decreases in the cost of core deposits.

CNB’s strong and growing deposit base and low cost of funds has offset the decline in yield on earning assets as the company has been prudent in managing its deposit rates, resulting in the increase in net interest income.

Asset Quality

During the three months ended March 31, 2013, CNB recorded a provision for loan losses of $930 thousand, as compared to a provision for loan losses of $1.1 million for the three months ended March 31, 2012.

A commercial mortgage loan that was impaired at December 31, 2012 was placed on nonaccrual status during the three months ended March 31, 2013, resulting in an increase in nonperforming assets of $2.9 million. No loan loss reserve was required for this loan as of March 31, 2013 or December 31, 2012. A loan modified in a troubled debt restructuring that was nonperforming at December 31, 2012 was partially charged off in the first quarter of 2013, resulting in a decrease in nonperforming assets of $595 thousand. An additional provision for loan losses of $135 thousand was recorded for this loan during the three months ended March 31, 2013.

Non-Interest Income

Excluding the effects of the securities transactions described below, non-interest income was $2.7 million for the three months ended March 31, 2013, compared to $2.5 million for the three months ended March 31, 2012. Net realized gains on available-for-sale securities were $76 thousand during the three months ended March 31, 2013, compared to $566 thousand during the three months ended March 31, 2012. Net realized and unrealized gains on securities for which fair value was elected were $303 thousand and $320 thousand during the three months ended March 31, 2013 and 2012, respectively.

Wealth and asset management fees increased from $387 thousand during the three months ended March 31, 2012 to $574 thousand during the three months ended March 31, 2013 due to increases in assets under management resulting from CNB’s strategic focus to grow its Wealth and Asset Management Division.

Non-Interest Expenses

Total non-interest expenses increased $668 thousand, or 7.4%, during the three months ended March 31, 2013 compared to the three months ended March 31, 2012. Salaries and benefits expenses increased $472 thousand, or 10.0%, during the three months ended March 31, 2013 compared to the three months ended March 31, 2012, in part due to routine merit increases, an increase in average full-time equivalent employees, and increases in certain employee benefit expenses, such as health insurance premiums, which continue to increase in line with market conditions.

Total non-interest expenses on an annualized basis in relation to CNB’s average asset size declined from 2.19% for the three months ended March 31, 2012 to 2.16% for the three months ended March 31, 2013.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $1.8 billion that conducts business primarily through CNB Bank, CNB’s principal subsidiary. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division and 29 full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank. More information about CNB and CNB Bank may be found on the internet at www.bankcnb.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements include, but are not limited to: changes in general business, industry or economic conditions or competition; changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; adverse changes or conditions in capital and financial markets; changes in interest rates; higher than expected costs or other difficulties related to integration of combined or merged businesses; the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions, including the previously announced acquisition of FC Banc Corp.; changes in the quality or composition of CNB’s loan and investment portfolios; adequacy of loan loss reserves; increased competition; loss of certain key officers; continued relationships with major customers; deposit attrition; rapidly changing technology; unanticipated regulatory or judicial proceedings and liabilities and other costs; changes in the cost of funds, demand for loan products or demand for financial services; and other economic, competitive, governmental or technological factors affecting CNB’s operations, markets, products, services and prices. Some of these and other factors are discussed in CNB’s annual and quarterly reports previously filed with the SEC. Such factors could cause actual results to differ materially from those in the forward-looking statements.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB Financial Corporation.

	(unaudited)
	Three Months Ended
	March 31,
	2013	2012	% change
(Dollars in thousands, except share and per share data)
Income Statement
Interest income	$16,704	$16,824	–0.7%
Interest expense	3,253	4,147	–21.6%

Net interest income	13,451	12,677	6.1%
Provision for loan losses	930	1,104	–15.8%

Net interest income after provision for loan losses	12,521	11,573	8.2%

Non-interest income
Wealth and asset management fees	574	387	48.3%
Service charges on deposit accounts	942	975	–3.4%
Other service charges and fees	430	432	–0.5%
Net realized gains on available-for-sale securities	76	566	–86.6%
Net realized and unrealized gains on securities for which fair value was elected	303	320	–5.3%
Mortgage banking	255	265	–3.8%
Bank owned life insurance	262	261	0.4%
Other	229	209	9.6%

Total non-interest income	3,071	3,415	–10.1%

Non-interest expenses
Salaries and benefits	5,197	4,725	10.0%
Net occupancy expense of premises	1,317	1,149	14.6%
FDIC insurance premiums	279	259	7.7%
Other	2,889	2,881	0.3%

Total non-interest expenses	9,682	9,014	7.4%

Income before income taxes	5,910	5,974	–1.1%
Income tax expense	1,613	1,627	–0.9%

Net income	$4,297	$4,347	–1.2%

Average diluted shares outstanding	12,445,148	12,366,111

Diluted earnings per share	$0.34	$0.35	–2.9%
Cash dividends per share	$0.165	$0.165	0.0%

Payout ratio	49%	47%

Average Balances
Loans, net of unearned income	$932,553	$856,203
Total earning assets	1,688,900	1,549,229
Total assets	1,789,472	1,647,951
Total deposits	1,520,502	1,395,304
Shareholders’ equity	146,186	134,146

Performance Ratios
Return on average assets	0.96%	1.06%
Return on average equity	11.76%	12.96%
Net interest margin (FTE)	3.41%	3.47%

Loan Charge-Offs
Net loan charge-offs	$1,093	$704
Net loan charge-offs / average loans	0.47%	0.33%

	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,	% change versus
	2013	2012	2012	12/31/12	3/31/12
	(Dollars in thousands, except share and per share data)
Ending Balance Sheet
Loans, net of unearned income	$932,696	$927,824	$860,010	0.5%	8.5%
Loans held for sale	956	2,398	1,347	–60.1%	–29.0%
Investment securities	766,011	741,770	724,773	3.3%	5.7%
FHLB and other equity interests	6,597	6,684	6,461	–1.3%	2.1%
Other earning assets	3,578	3,536	4,183	1.2%	–14.5%

Total earning assets	1,709,838	1,682,212	1,596,774	1.6%	7.1%

Allowance for loan losses	(13,897)	(14,060)	(13,015)	–1.2%	6.8%
Goodwill	10,946	10,946	10,821	0.0%	1.2%
Other assets	102,960	93,981	92,040	9.6%	11.9%

Total assets	$1,809,847	$1,773,079	$1,686,620	2.1%	7.3%

Non interest-bearing deposits	$163,646	$175,239	$165,743	–6.6%	–1.3%
Interest-bearing deposits	1,381,799	1,309,764	1,271,245	5.5%	8.7%

Total deposits	1,545,445	1,485,003	1,436,988	4.1%	7.5%

Borrowings	75,152	97,806	74,417	–23.2%	1.0%
Subordinated debt	20,620	20,620	20,620	0.0%	0.0%
Other liabilities	22,525	24,286	21,412	–7.3%	5.2%

Common stock	—	—	—	NA	NA
Additional paid in capital	43,840	44,223	44,016	–0.9%	–0.4%
Retained earnings	91,193	88,960	82,336	2.5%	10.8%
Treasury stock	(1,245)	(1,743)	(2,424)	–28.6%	–48.6%
Accumulated other comprehensive income	12,317	13,924	9,255	–11.5%	33.1%

Total shareholders’ equity	146,105	145,364	133,183	0.5%	9.7%

Total liabilities and shareholders’ equity	$1,809,847	$1,773,079	$1,686,620	2.1%	7.3%

Ending shares outstanding	12,509,289	12,475,904	12,431,682

Book value per share	$11.68	$11.65	$10.71
Tangible book value per share (*)	$10.80	$10.77	$9.84

Capital Ratios
Tangible common equity / tangible assets (*)	7.51%	7.63%	7.30%
Leverage ratio	8.03%	8.06%	8.09%
Tier 1 risk based ratio	14.28%	14.03%	13.89%
Total risk based ratio	15.53%	15.28%	15.14%

Asset Quality
Non-accrual loans	$16,187	$14,445	$16,763
Loans 90+ days past due and accruing	221	357	324

Total non-performing loans	16,408	14,802	17,087
Other real estate owned	376	325	321

Total non-performing assets	$16,874	$15,127	$17,408

Loans modified in a troubled debt restructuring (TDR):
Performing TDR loans	$8,817	$9,961	$10,511
Non-performing TDR loans **	1,065	1,660	—

Total TDR loans	$9,882	$11,621	$10,511

Non-performing assets / Loans + OREO	1.80%	1.63%	2.02%
Non-performing assets / Total assets	0.93%	0.85%	1.03%
Allowance for loan losses / Loans	1.49%	1.52%	1.51%

* - Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets is calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. CNB believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

** - Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.

	(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2013	2012	2012

Shareholders’ equity	$146,105	$145,364	$133,183
Less goodwill	10,946	10,946	10,821

Tangible common equity	$135,159	$134,418	$122,362

Total assets	$1,809,847	$1,773,079	$1,686,620
Less goodwill	10,946	10,946	10,821

Tangible assets	$1,798,901	$1,762,133	$1,675,799

Ending shares outstanding	12,509,289	12,475,904	12,431,682

Tangible book value per share	$10.80	$10.77	$9.84
Tangible common equity/Tangible assets	7.51%	7.63%	7.30%